Exhibit 5

Briggs and Morgan
Professional Association

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

November 5, 2009

Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345

Ladies and Gentlemen:

We are counsel to Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the issuance and sale of 2,297,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”).

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.  We have examined and relied upon the Registration Statement, including the exhibits thereto, certain resolutions of the Board of Directors of the Company, including resolutions of its Pricing Committee, relating to the issuance and sale of the Shares and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinion set forth below.  In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (iv) the legal capacity of natural persons; and (v) that the Company will have reserved from its authorized but unissued and unreserved shares of common stock a number sufficient to issue the Shares.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is limited to the law of the state of Minnesota.  This opinion letter is given to you solely for use in connection with the offer and sale of the Shares and is not to be relied upon for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association